Exhibit 5.1

Robo.ai Inc.	Email ccheng@applebyglobal.com
4th Floor, Harbour Place
103 South Church Street, P.O. Box 10240	Direct Dial +852 2905 5719
Grand Cayman, KY1-1002
Cayman Islands	Tel +852 2523 8123
Fax +852 2524 5548
Attention The Board of Directors
Appleby Ref 471878.0010

25 August 2026

Dear Sirs

Robo.ai Inc. (Company)

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Kitty Chan

Vincent Chan

Chris Cheng

Richard Grasby

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

Freya Xu

INTRODUCTION

We act as Cayman Islands legal adviser to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the Commission) (the Registration Statement) relating to the registration under the United States Securities Act of 1933, as amended, (the Securities Act) of (i) up to 2,892,083 class B ordinary shares of a nominal or par value of US$0.002 each in the share capital of the Company (the EIP Plan Class B Ordinary Shares), issuable under the 2026 equity incentive plan of the Company adopted on 27 February 2026 and amended on 5 May 2026 (the EIP Plan), and (ii) up to 27,717,674 Class B Ordinary Shares (the EIP Plan (2) Class B Ordinary Shares, together with EIP Plan Class B Ordinary Shares, the EIP Shares), issuable under the 2026 equity incentive plan(2) of the Company adopted on 8 June 2026 (the EIP Plan (2), together with EIP Plan, the EIP Plans, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We are furnishing this opinion as Exhibits 5.1 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Issue of EIP Plan Class B Ordinary Shares : Up to 2,892,083 EIP Plan Class B Ordinary Shares, issuable by the Company under the EIP Plan have been duly authorised, and when fully paid, allotted and issued by the Company under the EIP Plan Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to the EIP Plan Class B Ordinary Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such EIP Plan Class B Ordinary Shares in connection with the issuance thereof. As a matter of Cayman Islands law, each EIP Plan Class B Ordinary Share is only issued when it has been entered in the register of members/shareholders of the Company.

3.	Issue of EIP Plan (2) Class B Ordinary Shares: up to 27,717,674 EIP Plan (2) Class B Ordinary Shares, issuable by the Company under the EIP Plan (2) have been duly authorised, and when fully paid, allotted and issued by the Company under the EIP Plan (2) Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to the EIP Plan (2) Class B Ordinary Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such EIP Plan (2) Class B Ordinary Shares in connection with the issuance thereof. As a matter of Cayman Islands law, each EIP Plan (2) Class B Ordinary Share is only issued when it has been entered in the register of members/shareholders of the Company.

Yours faithfully

Appleby

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Schedule 1

Documents Examined

1.	Scanned copies of (i) the certificate of incorporation of the Company dated 22 March 2022, and (ii) the certificate of incorporation on change of name dated 15 August 2025 (Certificates of Incorporation).

2.	Scanned copies of the fifth amended and restated memorandum of association and articles of association of the Company adopted on 6 April 2026 (the Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 9 June 2026 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 11 June 2026 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	Scanned copies of the following resolutions (Resolutions):-

(a)	the minutes of a meeting of the board of directors of the Company held on 27 February 2026 and the written resolutions of the directors of the Company passed on 5 May 2026 (EIP Plan Resolutions); and

(b)	the minutes of a meeting of the board of directors of the Company held on 8 June 2026 (EIP Plan (2) Resolutions).

6.	A copy of the latest draft Registration Statement.

7.	A scanned copy of the EIP Plan.

8.	A scanned copy of the EIP Plan (2).

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation or the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the documents approved in the Resolutions does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

6.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

7.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;

8.	that (i) the documents stated in the Resolutions are in the form of the documents approved in the Resolutions; (ii) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at any time when the EIP Shares are issued, offered or sold and that no action will be taken by the Company inconsistent with such Resolutions, and (v) the directors of the Company have concluded that the issue and sale of the EIP Shares and the transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

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9.	that all necessary corporate action will be taken by the Board to authorise and approve any issuance of EIP Shares (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of EIP Shares) and the terms of the offering of such EIP Shares thereof and other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

10.	that no monies paid to or for the account of the Company in respect of the EIP Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act and the Terrorism Act, respectively);

11.	that the Certificate of Incumbency accurately reflects the names of all directors and officers of the Company, as at the dates the respective Resolutions were passed or adopted and as at the date of this opinion;

12.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein;

13.	that the entry into the Plan and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

14.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets;

15.	that there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions expressed herein;

16.	that the members (shareholders) of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the EIP Shares or otherwise performing its obligations under the Resolutions;

17.	that the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company;

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18.	that upon issue of any EIP Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

19.	that the Company is in compliance with the International Tax Co-operation (Economic Substance) Act (as revised) of the Cayman Islands; and

20.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any EIP Shares;

21.	that the maximum number of EIP Shares which the Company is required to issue under the Plan to fulfil its obligation will not exceed the Company's authorised share capital then in place at all relevant time;

22.	that on the date of any issue of any award or EIP Shares under the Plan, the Company is, and after any such issue of any award or EIP Shares under the Plan, the Company is and will be able to, pay its debts;

23.	that there are no matters of fact or law (excluding matters of Cayman Islands law) which would or might affect the opinions expressed herein; and

24.	that the validity and binding effect under the laws of the United States of America of the Registration Statement, and that the Registration Statement will be duly filed with or declared effective by the Commission.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Non-Assessable: In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a member (shareholder) shall not, solely by virtue of its status as a member (shareholder) and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

3.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

4.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

5.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (Companies Act), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

6.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced.

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7.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

8.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

9.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

10.	Statements made in Documents: Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

11.	Issue of shares: The English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (The Rule of Houldsworth). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.

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